                                                                    EXHIBIT 10.8

                      EXPLORATION JOINT VENTURE AGREEMENT


THIS AGREEMENT made as of the 15th day of September, 1997,


AMONG:


          ENCAL ENERGY LTD., a corporation incorporated under the laws of the Province of Alberta ("Encal")

                                                     THE PARTY OF THE FIRST PART


                                    - and -


          PINNACLE OIL INTERNATIONAL INC., a corporation incorporated under the laws of the State of Nevada ("Pinnacle")

                                                    THE PARTY OF THE SECOND PART


                                    - and -


          PINNACLE OIL INC., GEORGE LISZICASZ, DIRK R. STINSON, PINNACLE OIL CANADA LTD. and MOMENTUM RESOURCES LTD., being the individuals or corporations having an affiliation to Pinnacle or the SFD Technology (the "Affiliates")

                                                     THE PARTY OF THE THIRD PART


          WHEREAS the Parties have entered into an Exploration Joint Venture Agreement dated February 19, 1997 for the exploration, development and production of Petroleum Substances in Western Canada and wish to replace and supersede the subject Agreement with a new Exploration and Joint Venture Agreement; and

          WHEREAS the Parties have agreed to enter into this Exploration Joint Venture Agreement (the "EJV" or "Agreement") to supersede the February 19, 1997 Exploration Joint

Venture Agreement, which EJV will govern the exploration, development and production of Petroleum Substances worldwide with a focus on Western Canada as further set out hereunder; and

          WHEREAS the Parties have agreed that the EJV shall be carried out pursuant to the provisions of this Agreement;

          NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the mutual covenants of the Parties herein contained, the Parties hereto agree as follows:

1.   Definitions and Schedules
     -------------------------

     (1) In this Agreement including the recitals herein, unless the context otherwise requires or to the extent defined below, the definitions set forth in Clause 101 of the Operating Procedure, shall apply and in addition, the following shall have the following meanings:

          (1)  "Accounting Procedure" means Schedule "B" attached to and made
               ----------------------
               part of this Agreement;

          (2)  "Assignment Procedure" means the CAPL 1993 Assignment Procedure
               ----------------------
               attached as Schedule "C" hereto which supersedes any conflicting clause in the Operating Procedure;

          (3)  "Action" means the court proceedings described in an action filed
               --------
               in the British Columbia Supreme Court, Vancouver Registry, in File No. C944272, between George Liszicasz, as plaintiff; and Alexander Shereshevsky, G.D.M. Grand Development Corp., Samuel Higgins, also known as Sam Higgins, and Sam J. Higgins, Manon L. Walters and Keith Morey, as defendants, and Pinnacle Oil Inc., Pinnacle Oil International Inc. and Manon L. Walters Inc., as defendants by counterclaim;

          (4)  "Basic Geophysical Data" means any non-interpreted seismic data,
               ------------------------
               processed record sections, seismic tapes, monitor records and associated data;

          (5)  "Excluded Lands" means those Petroleum and Natural Gas Rights and
               ----------------
               lands in which Encal has an interest or a right to acquire an interest including any such Petroleum and Natural Gas Rights or lands which have been posted (or a posting request has been submitted) at Crown land sales and for which Encal or Encal and any Third Parties are jointly in the process of evaluating with a view to making a bid, to the extent that such interest or right to an interest is in no way acquired by Encal or any Third Party acting jointly with Encal, as a result of any SFD Survey, SFD Anomaly, SFD Data or SFD Information hereunder and includes those Petroleum and Natural Gas Rights and lands defined in clause 22 hereunder;

          (6)  "Exclusive Area" means all lands and Petroleum and Natural Gas
               ----------------
               Rights located in the Province of British Columbia and any Petroleum and Natural Gas Rights which are from time to time made a part of the Exclusive Area by virtue of the terms and conditions of this Agreement;

          (7)  "Existing Exploration Areas" means those Exploration Areas which
               ----------------------------
               have been selected by Encal prior to the Effective Date and upon which Pinnacle has conducted exploration work using SFD Technology and which comprise the Carbon, Fort Macleod, Sturgeon and Edson, areas of Alberta and certain N.E. British Columbia lands and Exploration Areas which are all further detailed and outlined on the maps attached to this Agreement as Schedule "F" and which are dealt with in clause 7 of this Agreement;

          (8)  "Exploration Area" means any contiguous area of land covering a
               ------------------
               geographic area in size up to a maximum of 2,400 square miles, as identified by Encal
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                                     - 4 -

               pursuant to clause 6 hereof and which area shall initially include a boundary of additional lands surrounding such area equal to one township (or NTS equivalent) in width and length throughout (the "Buffer Zone");

          (9)  "Exploratory Prospect" means the geographic area and appropriate
               ----------------------
               spacing units (including the entire spacing unit in the case the Exploratory Prospect only partially covers a spacing unit) covering an SFD Anomaly including any AMI lands as defined in clause 21 hereunder, identified by Pinnacle utilizing SFD Technology and accepted by Encal in accordance with the provisions of this Agreement;

          (10) "Losses" means, in respect of any matter, all claims, demands,
               --------
               proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

          (11) "Minimum Prospect Inventory" shall have the meaning set out in
               ----------------------------
               clause 9 hereunder;

          (12) "Operating Procedure" means the 1990 amended CAPL Operating
               ---------------------
               Procedure attached hereto as Schedule "A" and made part of this Agreement;

          (13) "Operator" means a Party selected as an operator under the
               ----------
               Operating Procedure or this Agreement which shall initially be Encal;

          (14) "Party" or "Parties" means a party to this Agreement;
               -------    ---------

          (15) "Petroleum and Natural Gas Rights" means all rights to and in
               ----------------------------------
               respect of Petroleum Substances arising by virtue of any leases, title agreements or other similar documents, granting, reserving or otherwise conferring rights to explore for, drill for, produce and take Petroleum Substances, and share in the production of Petroleum Substances, and any rights to acquire any of the rights described herein;

          (16) "Petroleum Substances" means any of crude oil, crude bitumen and
               ----------------------
               products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur to the extent such substances are granted by the title document pertaining thereto;

          (17) "Royalty Procedure" means the royalty procedure attached as
               -------------------
               Schedule "D" and made part of this Agreement;

          (18) "Seismic Costs" means, with respect to Basic Geophysical Data,
               ---------------
               all moneys expended by Encal in respect of an Exploratory Prospect for the purchase of seismic data, the shooting and processing or reprocessing of seismic data and collection of geophysical information and any other costs associated therewith;

          (19) "SFD Anomaly" means an anomalous geological or geophysical
               ------------
               feature prospective of containing Petroleum Substances, identified by Pinnacle using SFD Technology and SFD Data in accordance with Pinnacle's practices and procedures;

          (20) "SFD Data" means primary signal data derived from the use of the
               ----------
               SFD Technology;

          (21) "SFD Information" means that information obtained during the
               -----------------
               conduct of the SFD work as further outlined and defined in clause 6(b);

          (22) "SFD Survey" means the conduct of exploratory surveying by
               ------------
               Pinnacle for the purpose of locating SFD Anomalies and utilizing SFD technology; the collection of SFD Data; the interpretation and analysis of SFD Data and the processing, analysis and interpretation of SFD Data by Pinnacle and the presentation and evaluation of SFD Anomalies to Encal. The Parties acknowledge that the collection of SFD Data will be done by Pinnacle using an aircraft but may include any other means which is either necessary or desirable under the particular circumstances with the mutual agreement of Encal and Pinnacle;

          (23) "SFD Technology" means the stress field detector technology to be
               ----------------
               used by Pinnacle in conducting the SFD Survey;

          (24) "Third Party" means a person, partnership, trust or other entity
               -------------
               who is not a Party hereunder; and

          (25) "Third Party Lands" means lands where the Parties have acquired
               -------------------
               an interest pursuant to the terms of a Farmin Agreement or an Additional Farmin Agreement as set forth in clause 12 or 13 and which are owned in part by other Third Parties;

     (2)  Appended hereto are the following schedules:

          A    -    Operating Procedure
          B    -    Accounting Procedure
          C    -    Assignment Procedure
          D    -    Royalty Procedure

          E    -    Confidentiality Agreement
          F    -    Existing Exploration Areas

2.   Term
     ----

     The term of this Agreement ("Term") shall commence as of September 15, 1997, ("Effective Date") and shall extend for a period of three (3) years therefrom which Term may be subsequently extended by the mutual agreement of Encal and Pinnacle.

3.   No Warranty of Title
     --------------------

     In the event any Party, subsequent to the date of this Agreement, encumbers any interest it now holds or may obtain under this Agreement, the Party which encumbers its interest shall be solely responsible for that encumbrance, and agrees to indemnify the other Parties to this Agreement from any Losses caused by the encumbrance.

4.   Warranty of Technology
     ----------------------

     Notwithstanding clause 2, Pinnacle and each of the Affiliates provides the representations, covenants and warranties in this Agreement and effective from February 19, 1997 (but only to the extent this Agreement supersedes the February 19, 1997 Exploration Joint Venture Agreement):

     (1) Pinnacle and each of the Affiliates, jointly and severally, represent, warrant and covenant to Encal that the beneficial owner of the SFD Technology is Momentum Resources Ltd. ("Momentum") and Momentum has granted Pinnacle an exclusive licence for the use of SFD Technology for the purpose of generating SFD Data for the exploration of Petroleum Substances. Momentum Resources Ltd. agrees that it will not hinder or terminate the exclusive licence for the Term other than as Momentum Resources Ltd. may be permitted under the express terms of the exclusive licence.

     (2) Pinnacle and each of the Affiliates, jointly and severally, hereby represent, warrant and covenant to Encal that, as of February 19, 1997 and to the Effective Date, and through the Term of this Agreement and any extensions thereof, that Pinnacle was, is and will be the beneficial owner of the SFD Data, free and clear of any and all claims, suits, proceedings, encumbrances and obligations which may limit or impair its ability to utilize the SFD Data and SFD Technology in the manner contemplated hereunder. Pinnacle agrees to comply with the express terms of the exclusive licence from Momentum Resources Ltd., in order to keep the same in good standing.

     (3) Pinnacle and each of the Affiliates, jointly and severally, hereby represent, warrant and covenant with Encal that the conduct of any SFD Survey and joint operation contemplated by this Agreement or any past conduct under the February 19, 1997 Exploration Joint Venture Agreement, does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person and except for the Action, neither Pinnacle nor the Affiliates are aware of any claim of any infringement or breach of any industrial or intellectual property rights of any other person relative to the SFD Technology nor have Pinnacle or any the Affiliates, received any notice that the conduct of the SFD Survey and joint operations contemplated in this Agreement, including the use of the SFD Technology, infringes upon or breaches any industrial or intellectual property rights of any other person.

     (4) Except for the Action, Pinnacle and each of the Affiliates, jointly and severally, represent, warrant and covenant with Encal that there are no claims, actions, suits or proceedings (either against or by Pinnacle or the Affiliates) pending or to the best of the knowledge of Pinnacle or each of the Affiliates, threatened against or affecting Pinnacle, the Affiliates or the SFD Technology, at law or in equity or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentally, domestic or foreign, or before or by any arbitrator or arbitration board.

     (5) Pinnacle and each of the Affiliates, jointly and severally, warrant and covenant with Encal that the entering into, consummation and performance by Pinnacle of this Agreement will not constitute a breach of any agreement, contract or licence by which Pinnacle or any Affiliate is bound or an infringement upon any intellectual property or technology right of any person relative to the SFD Technology.

     (6) Pinnacle agrees to conduct the SFD Survey utilizing SFD Technology in a professional and diligent manner, as set out hereunder, and agrees to conduct the SFD Survey using individuals who have the capability and expertise to conduct the SFD Survey and to provide Encal with the SFD Anomalies set out hereunder according to the intent and meaning of this Agreement. Additionally, Pinnacle agrees that any individuals or persons conducting SFD Survey and presenting SFD Anomalies to Encal will be bound by the same confidentiality provisions as Pinnacle is bound to Encal under the terms of this Agreement. Pinnacle agrees to use its reasonable commercial efforts and act in good faith while in the performance of this Agreement, in the presentation of the SFD Anomalies to Encal and in conducting the SFD Survey.

     (7) Encal agrees to conduct and perform any of its work and covenants under this Agreement in a professional and diligent manner, as set out hereunder, and agrees to use individuals who have the capability and expertise to perform its obligations under this Agreement. Encal agrees to use its reasonable commercial efforts and to act in good faith while in the performance of this Agreement.

5.   Use of SFD Technology
     ---------------------

     (1) Pinnacle shall provide to Encal a first priority to have Pinnacle conduct SFD Survey for Encal during the Term and in accordance with the terms and conditions of this Agreement. The Parties confirm that Pinnacle is entitled to enter into a maximum of two (2) joint ventures with two (2) other Third Parties in Canada at any given time (but not in the Exclusive Area), and an unlimited number of such joint ventures with an unlimited number of Third Parties outside of Canada to generate, interpret, analyze and present SFD Data, which joint ventures may utilize data obtained from the SFD Technology world-wide but not in the Exclusive Area; provided however that, in the Exclusive Area, Pinnacle shall conduct SFD Survey solely for Encal during the Term.

     (2) Encal's first priority to have Pinnacle conduct SFD Survey for Encal as provided in clause 5(a) shall mean a first dedication by Pinnacle to Encal hereunder of a minimum of 50% of Pinnacle's world-wide SFD Survey capacity at any given time. Such first dedication shall apply only at the times that Pinnacle has not generated, the Minimum Prospect Inventory.

     (3) If during the Term of this Agreement, Pinnacle generates SFD Data that pertains to lands in Canada that are outside of an Exploration Area selected by Encal or are not over an area selected by a Third Party under a Third Party joint venture, as allowed hereunder, Pinnacle shall present to Encal all SFD Anomalies identified by Pinnacle from such SFD Data within thirty (30 ) days of identifying such SFD Anomalies. The terms and conditions of this Agreement shall apply thereto, and any Exploratory Prospects resulting therefrom shall form part of the Minimum Prospect Inventory. Provided, however, Pinnacle shall not be required to present such SFD Anomalies on any lands that are Excluded Lands. This clause 5(c) shall be in effect until October 31, 1998.

     (4) Pinnacle will offer Encal a first opportunity to participate in a transaction utilizing SFD Data to explore for Petroleum Substances outside of Canada where in Pinnacle's sole judgment there is an opportunity for Encal to participate as operator or a participant if such role is available and Pinnacle believes it is appropriate for Encal to perform such role.

     (5) At the same time that Encal provides notice to Pinnacle of the location of an Exploration Area pursuant to clause 6(a), it shall also provide to Pinnacle one additional Exploration Area which shall be an option Exploration Area. Encal will be able to terminate an option Exploration Area prior to any SFD Survey being conducted thereupon and to select an alternate option Exploration Area which shall become the new option Exploration Area. Encal may choose any lands within an Existing Exploration Area as an Exploration Area hereunder but only to the extent SFD Survey has not been completed and provided to Encal on those locations within such an Exploration Area.

     (6) Once Pinnacle commences to perform a SFD Survey on an Exploration Area selected by Encal, Encal shall have the right to select a new option Exploration Area. Pinnacle shall advise Encal immediately prior to the time they commence such a SFD Survey.

     (7) Pinnacle and the Affiliates covenant and guarantee to Encal that they will not enter into any agreement with any Third Party which will purport to affect the Exploration Areas, option Exploration Area or Existing Exploration Areas or which would allow such Third Party any better rights then Encal has under this Agreement vis a vis the size of an Exploration Area, and the number of Exploration Areas (in each case, in Canada) a Third Party may select at any given time. In addition, no Third Parties will be allowed to select as an Exploration Area and Pinnacle will not conduct any work on any such areas for Third Parties which fall within the Exclusive Area. Nothing in this clause will affect the time commitment of Pinnacle to Encal set out in this clause 5.

     (8) In addition to clause 5(g), Pinnacle hereby covenants to ensure it will not make commitments to Third Parties such that, during the Term Encal will be entitled to and will be guaranteed, for the purposes of conducting SFD Survey via selection of Exploration Areas, a minimum of 50% of the total land area falling between the 5th and 6th Meridians (DLS Surveying) in the Province of Alberta, based on the total land area contained therein. Once Encal has selected an Exploration Area and Pinnacle has commenced SFD Survey then that area will automatically be deemed to be an

          Exclusive Area hereunder and hence, Pinnacle and the Affiliates hereby covenant and guarantee to Encal that no Third Party will be allowed any rights to the conduct of SFD Survey by Pinnacle or any of them or any rights to SFD Data derived therefrom.

     (9) The Parties hereto agree that the Existing Exploration Areas are excluded from the minimum number of Exploration Areas that Encal is entitled to select under the terms of this Agreement and are dealt with in clause 7 hereunder.

     (10) The Parties hereto agree that at all times, Encal shall have selected at least one (1) Exploration Area in the Province of British Columbia for each four (4) Exploration Areas selected outside of the Province of British Columbia.

6.   SFD Survey Program - New Lands
     ------------------------------

     (1) In accordance with the terms of this Agreement, Encal shall from time to time select Exploration Areas upon which SFD Survey will be conducted by Pinnacle. At the time of such selection, Encal shall provide Pinnacle with information pertaining to any Excluded Lands in the Exploration Area. Subject to the qualifications set out below, Pinnacle shall perform the SFD Survey on the Exploration Areas selected by Encal, in the order determined by Encal. Only one Exploration Area will be the current Exploration Area for the SFD Survey at any time, unless otherwise agreed to by Pinnacle. Encal shall reimburse Pinnacle for 50% of all costs of a daily aircraft rental or lease rate, pilot, accommodation and food for SFD Surveys conducted hereunder. Pinnacle shall, within fifteen (15) days of such selection by Encal, advise Encal of:

          (1)  any safety concerns;

          (2) conflicts with an area forming part of a Third Party joint venture or to the knowledge of Pinnacle, conflicts with lands held by Pinnacle's Third Party partner in such other current joint venture;

          (3) any concerns Pinnacle has arising in conducting SFD Survey of a technical nature or any other bona fide reason; or

          (4)  location of Excluded Lands contained in the Exploration Area,

pertaining to the Exploration Area that Encal selects for such SFD Survey. In the event that any of the above conflicts or concerns arise, Encal and Pinnacle shall meet to discuss such concerns and, inter alia, either jointly modify the subject Exploration Area or Encal shall select another Exploration Area as a substitute.

     (2) Pinnacle shall have 120 days from being advised of the location of the Exploration Area by Encal in which to:

          (1) present for Encal's review the visual SFD Data together with a map of flight lines and locations of any anomalous SFD features whether they comprise SFD Anomalies presented by Pinnacle to Encal or not, provided that in respect of such SFD features that are either presented by Pinnacle as SFD Anomalies of a major nature or Pinnacle is of the good faith opinion that such features warrant further evaluation as potential SFD Anomalies or may be dealt with pursuant to clause 8. Pinnacle shall provide written interpretations and recommendations on those anomalous SFD features which Pinnacle presents to Encal as the major SDF Anomalies on an Exploration Area. Pinnacle shall not be required to provide to Encal copies, in any form, of the SFD Data, however, such SFD Data shall be available for Encal's further review at Pinnacle's offices upon reasonable notice to Pinnacle;

          (2) provide, at no cost to Encal, copies of all maps, information, written reports, interpretations and assessments of Pinnacle identifying, in Pinnacle's opinion, all SFD Anomalies of a major nature, obtained during the conduct of the SFD Survey; and,

          (3) provide recommendations in respect to those SFD Anomalies identified which, after consultation between the representatives of Encal and Pinnacle are of a major nature,

          (i, ii, and iii above are collectively referred to as the "SFD Information").

     The Parties confirm that Encal shall be represented by one designated representative. Encal shall designate one alternate designate and may from time to time upon reasonable notice in writing change the designates as necessary.

     (3) Upon presentation of the SFD Information provided by Pinnacle (including the right to review SFD Data at Pinnacle's offices), Encal shall review the SFD Information and individually accept or reject in writing any or all SFD Anomalies presented within ninety (90) days of such SFD Information being presented to Encal ("Evaluation Period"). Pinnacle agrees during the Evaluation Period to assist Encal in assessing and confirming any of the SFD Anomalies. After the expiry of the ninety (90) day period set out herein, the Buffer Zone will no longer form a part of the Exploration Area, except to the extent it contains SFD Anomalies presented by Pinnacle and accepted by Encal, and except to that extent it will no longer be an Exclusive Area.

     (4) Any SFD Anomaly accepted by Encal shall be hereinafter called an Exploratory Prospect.

     (5) There is no maximum to the number of SFD Anomalies that Pinnacle may provide SFD Information on and which may be accepted by Encal as Exploratory Prospects.

     (6) Any SFD Information obtained by Pinnacle in relation to an Exploration Area which does not comprise an SFD Anomaly presented by Pinnacle to Encal and which Encal has reviewed shall not be disclosed by Encal to any Third Party and Encal agrees to keep it confidential for a period of two (2) years from the expiry of the Term. Encal shall not disclose such SFD Information to a Third Party or use the same in furtherance of oil and gas exploration without the written consent of Pinnacle.

     (7) In the event that such SFD Anomalies are rejected by Encal, or deemed rejected, such SFD Anomalies shall be dealt with in accordance with clause 8 of this Agreement. Encal may also reject an Exploratory Prospect for technical and other reasons by written notice to Pinnacle, and such rejected Exploratory Prospect and associated Petroleum and Natural Gas Rights shall also be dealt with in accordance with clause 8 of this Agreement.

     (8) Encal and Pinnacle shall attempt to jointly prioritize the Exploratory Prospects. Encal shall, at its sole discretion, utilizing conventional oil and gas industry methods use it's best efforts to cause further evaluation work to be done on each Exploratory Prospect, as prioritized above. Such work shall be for the purpose of confirming whether or not a test well location should be selected and whether or not the drilling of such test well is warranted (which work may include, but not restricted to further qualification and analysis using Basic Geophysical Data available to Encal). Seismic Costs for each Exploratory Prospect shall be borne solely by Encal for the Term.

     (9) In the event that Encal fails to elect to accept or reject an SFD Anomaly within the prescribed time, it shall be conclusively be deemed to be a rejection of such SFD Anomaly and as such shall not become an Exploratory Prospect and shall be dealt with in accordance with clause 8 of this Agreement.

     (10) Pinnacle, pursuant to clauses 12 or 21, the Petroleum and Natural Gas Rights to any portion of an Exploratory Prospect (which portion represents, in Encal's sole reasonable opinion, the key tracts to drill a test well, such Petroleum and Natural Gas Rights shall be called "the Key Tracts"), then Encal shall provide written notice to

          Pinnacle of such event occurring and for the purposes of clause 9 such Exploratory Prospect shall not further be considered as an Exploratory Prospect, shall not be considered in calculating the Minimum Prospect Inventory, and shall be dealt with in accordance with clauseE8 of this Agreement.

     The Parties may continue to attempt to secure the Key Tracts and the provisions of clauses 12 or 21 shall continue for two (2) years from the date of the above mentioned written notice. In addition, the specific term set forth in clause 21(b) specific Exploratory Prospect shall be deemed to be amended to two
(2) years from the date of the notice pertaining to the Key Tracts. In the event that a Party is unable to secure the Key Tracts for such Exploratory Prospect within such two (2) year period, then such Exploratory Prospect shall be deemed a rejected Exploratory Prospect except for any joint lands acquired thereon. In the event that such Key Tracts are secured, then such Exploratory Prospect shall, for the purposes of clause 9, be considered in calculating the Minimum Prospect Inventory.

     (11) Upon Encal having conducted any conventional oil and gas industry evaluation and analysis as it sees fit on an Exploratory Prospect, Pinnacle and Encal shall meet and consult at least forty-eight (48) hours prior to the final hour at which bids are accepted for the sale of any new Crown lands or 15 days prior to acquiring new freehold leases to discuss the acquisition of any such Crown or Freehold Petroleum and Natural Gas Rights. Prior to the bid date and time Pinnacle shall elect in writing to Encal whether to acquire a working interest in the lands comprising the Exploratory Prospect (as defined in clause 6(q) below), or to elect to receive a gross overriding royalty with respect to the Exploratory Prospect, calculated and payable on the terms of the Royalty Procedure based on Encal's working interest as further set out in the Royalty Procedure. Upon having elected to receive a gross overriding royalty, Pinnacle and Encal shall execute a Royalty Agreement in the same form as the Royalty Procedure attached as Schedule "D" hereto. Should Pinnacle elect to obtain a working interest as set out hereunder, the Parties agree that the terms and conditions of the Operating Procedure will govern their relationship with respect to the lands and Petroleum and Natural Gas Rights comprising the Exploratory Prospect jointly acquired, however, at all times Encal shall hold any registered and legal interests in trust for Pinnacle subject to a transfer to Pinnacle of such interest at Pinnacle's request and to the extent possible. In addition, Pinnacle shall not be obligated for Seismic Costs or Basic Geophysical Data during such time. Should Pinnacle elect to remain in a gross overriding royalty position and execute the Royalty Agreement as set out hereunder, the Parties hereto agree that the lands and Petroleum and Natural Gas Rights subject to the Exploratory Prospect, and the Exploratory Prospect in general shall be excluded from the terms and conditions of this Agreement and the Exploratory Prospect will solely be governed by the Royalty Agreement executed by Encal and Pinnacle.

     With respect to the acquisition of new Crown or freehold lands as set out and indicated in this subclause 6(k) above, Pinnacle agrees that until March 15, 1999 Pinnacle will pay its share acquisition costs of such new Crown or freehold lands until it has expended 45% of a gross $5,000,000.00 land acquisition cost ($2,250,000.00) and in addition, should Encal not have drilled three (3) wells whether exploratory or development in accordance with the terms of this Agreement on Exploratory Prospects located on existing Exploration Areas or new Exploration Areas by March 15, 1999 then Pinnacle will pay 50% of its share of land costs (i.e. 22.5%) until three (3) such wells are drilled on Exploratory Prospects. In addition, the Parties confirm that at the later of March 15, 1999 or the time when Encal shall have drilled the three (3) wells indicated under this subclause, Pinnacle shall be responsible and pay forthwith any amounts equal to the prior reduction in its full share of land acquisition costs under this subclause 6(k) immediately above.

     (12) All information including any test well information, SFD Data, SFD Information and any conventional oil and gas industry evaluation and analysis data acquired by the Parties as a result of any operations within the Exploration Areas shall be considered confidential and for their sole and exclusive use and benefit. Such test well information, SFD Information, SFD Data and any conventional oil and gas industry evaluation and analysis data shall not be divulged by Pinnacle or Encal to any Third

          Party unless the Parties first agree in writing to the dissemination thereof. The Parties agree that any SFD Data and SFD Information pertaining to any rejected SFD Anomalies and Exploratory Prospects shall remain the property of Pinnacle and in the case of test well information and any conventional oil and gas industry evaluation and analysis data including any Basic Geophysical Data, the property of Encal.

     (13) The Parties hereto acknowledge that the SFD Technology, SFD Information and all SFD Data shall, continue to be the sole property of Pinnacle and the Affiliates, and shall remain confidential and within the possession of Pinnacle and the Affiliates.

     (14) The Parties hereto acknowledge that any conventional oil and gas industry evaluation and analysis work including Basic Geophysical Data shall continue to be the sole property of Encal, and shall remain confidential and within the possession of Encal.

     (15) Encal agrees that Pinnacle may require each employee or consultant of Encal and Encal's professional advisors who come into contact with SFD Technology to execute a Confidentiality Agreement in the form as Schedule "E" attached hereto. Pinnacle agrees that Encal may require each employee or consultant of Pinnacle and Pinnacle's professional advisors who come into contact with Basic Geophysical Data and conventional oil and gas industry evaluation and analysis data to execute a Confidentiality Agreement substantially in the form as Schedule "E" attached hereto as necessarily modified.

     (16) The Parties hereto acknowledge that ownership and any trading rights to Basic Seismic Data acquired hereunder shall be solely owned by Encal.

     (17) Upon having selected an Exploratory Prospect, Encal shall determine the optimum location of the first test well to be located and drilled on the Exploratory Prospect. The Parties confirm that Petroleum and Natural Gas Rights may have been acquired from the Crown in Right of Alberta or the province or other territory where the

          Exploratory Prospect is located, or that the Parties will have to arrange a farmin arrangement, lease or a sublease arrangement from the existing holder of the Petroleum and Natural Gas Rights covering the Exploratory Prospect or any combination of the above. The optimal location of the first test well shall determine the earning entitlement provisions applicable to Pinnacle as set out below and notwithstanding that the remainder of the Exploratory Prospect may have to be acquired by Encal and Pinnacle in some other manner, the percentage participation of Pinnacle in and to the Exploratory Prospect shall be the same throughout the Exploratory Prospect as where the first test well is to be drilled, and the Parties will be governed by the Operating Procedure if Pinnacle elects to remain in a working interest position.

     (18) If the test well is to be drilled on lands previously acquired at a Crown sale or via freehold lease by both Encal and Pinnacle, Encal will hold any such registered or legal interest of Pinnacle in trust for Pinnacle with a right in favour of Pinnacle to a transfer of such interest at Pinnacle's request and to the extent possible. When Encal advises Pinnacle that it is ready and prepared to drill a test well on the Petroleum and Natural Gas Rights, Pinnacle shall have fifteen (15) days (however, if a drilling rig is located on the test well site, Pinnacle shall have forty-eight (48) hours) to make an election to either remain in a working interest position relative to the drilling of the test well located on the subject lands, and Petroleum and Natural Gas Rights or to elect to convert to an overriding royalty interest upon the terms set out in the Royalty Procedure. If Pinnacle elects to convert to an overriding royalty, Pinnacle shall immediately convey and transfer its entire beneficial and legal working interest in and to the lands and subject Petroleum and Natural Gas Rights within the Exploratory Prospect to Encal prior to the spudding of the test well for the consideration equal to Pinnacle's share of prior land acquisition costs. In an instance of conversion, the Parties shall execute a Royalty Procedure and Pinnacle shall remain in a royalty position relative to the Exploratory Prospect. If Pinnacle elects to remain in a working interest, Pinnacle shall immediately pay any consideration and money for prior land acquisition costs to the extent Pinnacle has not paid for its full proportionate working interest share of such land acquisition costs pursuant to clause 6(k) (if applicable).

7.   Existing Exploration Areas
     --------------------------

     (1) The Parties hereby confirm and agree that Encal has requested Pinnacle to conduct SFD Surveys on Existing Exploration Areas. The Parties agree that this clause 7 shall govern the terms and conditions of such SFD Surveys.

     (2) Encal has requested certain SFD Survey to be conducted on Existing Exploration Areas and the Parties agree that Pinnacle shall conduct the SFD Survey on the locations of any anomalous SFD features identified by Pinnacle as potentially indicative of Petroleum Substances located on the Existing Exploration Areas as time permits and within the scope of the total time commitment Pinnacle has covenanted to Encal in light of the conduct by Pinnacle of SFD Survey on Exploration Areas selected by Encal under the other terms and provisions of this Agreement. Encal may request Pinnacle to conduct SFD Surveys on such specific locations within the Existing Exploration Areas on the basis as set out in this clause herein. The Parties hereby confirm that Encal is not prohibited from including an Existing Exploration Area in an Exploration Area under the other terms and provisions of this Agreement in which case, Pinnacle shall be governed by the terms and provisions in this Agreement pertaining to Exploration Areas. The Parties further agree that any such custom SFD Surveys to be done by Pinnacle in relation to the Existing Exploration Areas shall be governed by and conducted in accordance with the other terms and provisions of this Agreement with respect to the generation and presentation of SFD Anomalies, and the acquisition of lands and Petroleum and Natural Gas Rights and further the elections by Pinnacle in relation to a working interest share on any Exploratory Prospects arising out of such custom Existing Exploration Area or any elections by Pinnacle to be in an overriding royalty position as set out under the other terms and conditions of this Agreement. Pinnacle has the right to reject the conduct of any SFD Survey on Existing Exploration Areas, on the same basis as set out with respect to SFD Surveys conducted by Pinnacle in relation to Exploration Areas.

     (3) Any SFD Data conducted by Pinnacle in relation to the Excluded Lands selected by Encal and accepted by Pinnacle including any SFD Information, and SFD Anomalies, identified by Pinnacle on Excluded Lands shall not be disclosed by Pinnacle to any Third Party whether during the Term or thereafter, and Pinnacle agrees to keep such SFD Data and SFD Information in confidence for a period of two (2) years from the expiry of the Term and shall not disclose such SFD Data and SFD Information to a Third Party or use such SFD Data and SFD Information in furtherance of oil and gas exploration without the written consent of Encal. The immediately preceding clause will also govern any SFD Anomalies rejected by Encal and existing over Excluded Lands.

8.   Rejected SFD Data
     -----------------

     (1) The Parties agree that with respect to any SFD Anomalies, or any Exploratory Prospects which were rejected under any other clauses of this Agreement including applicable SFD Information (the "Rejected SFD Data"). Such Rejected SFD Data may, at both Parties' mutual election, be conveyed by each of them into a separate entity (whether a corporation or partnership to be decided by the Parties at a later date) and with the intent that the Rejected SFD Data shall be held by each of Pinnacle and Encal equally (i.e. 50/50) through the newly established entity.

     (2) The Parties further agree that they may at any time, at both Parties' mutual election, (i.e. convey any further lands and Petroleum and Natural Gas Rights into the subject partnership or corporation, as the case may be, whether such lands and Petroleum and Natural Gas Rights were subject to this Agreement or not. Lastly, the Parties agree that should any of them convey their entire interest in any such lands and Petroleum and Natural Gas Rights to the subject new entity as set out herein, any existing overriding royalties payable to Pinnacle by Encal or to Encal by Pinnacle (if any) and any AMI clauses arising out of this Agreement will be extinguished such that as among the Parties hereto, only Third Party encumbrances shall remain with respect to those Petroleum and Natural Gas Rights or lands.

     (3) The Parties agree that any rejected SFD Anomalies which are not included in the terms and provisions of clause 8(a), are the exclusive property of Pinnacle and may be dealt with by Pinnacle as it decides subject only to subclause 7(c).

9.   Minimum Prospect Inventory
     --------------------------

     During the Term of this Agreement, Pinnacle shall perform its obligations to conduct SFD Surveys until all Exploration Areas or SFD Surveys yield a total of eighteen (18) Exploratory Prospects (such number of Exploratory Prospects is hereinafter referred to as "the Minimum Prospect Inventory").

In the event that the sum of the Exploratory Prospects is less than fifteen
(15), Pinnacle shall commence further SFD Survey, as designated by Encal, on the current Exploration Area or, once it has been completed, on the option Exploration Area until at least the Minimum Prospect Inventory is achieved, with such additional Exploration Areas or SFD Survey to be provided on such a "rolling basis" as may be required. Encal shall have the right to request further SFD Survey even if the Minimum Prospect Inventory has been met and if, in the reasonable opinion of Encal, it deems that eighteen (18) Exploratory Prospects are not sufficient, the Parties may agree to increase such number in order that Encal shall have a sufficient inventory of such Exploratory Prospects.

     Once the first test well is spudded on an Exploratory Prospect or an Exploratory Prospect is rejected by Encal, such Exploratory Prospects shall no longer be included in the Minimum Prospect Inventory.

     The provisions of clauses 6 and 12, as the context requires, shall apply to the above mentioned additional Exploration Areas created as a result of this clause.

10.  Interim Term Provisions
     -----------------------

     (1) Notwithstanding any clauses relative to Pinnacle paying for its share of any costs to acquire lands and Petroleum and Natural Gas Rights located either in the Exploratory Prospect or comprising AMI Lands, Encal agrees to pay and advance on behalf of Pinnacle any share of Pinnacle's obligations to acquire such Petroleum and Natural Gas Rights until the end of business on February 28, 1998 or the closing of Pinnacle's financing, whichever is earlier. The Parties agree to extend this period for a maximum of 30 days upon written notice by Pinnacle to Encal. This clause shall also apply to any costs and expenses relative to earning and drilling of wells under the terms of this Agreement where Pinnacle has elected to obtain a working interest thereunder. Therefore, any such land acquisition, drilling and associated costs and other operational expenses relative to any wells drilled under this subject Agreement, shall be advanced and paid for (with respect to Pinnacle's portion) by Encal until the end of business on February 28, 1998, or as extended hereunder.

     (2) Any monies paid by Encal on behalf of Pinnacle under the terms of this clause, shall be fully repaid with an annual interest rate equal to the prime rate (defined as that rate charged by the Royal Bank of Canada to its best customers as a reference rate for Canadian dollar loans as listed in the main branch, City of Calgary for that particular lending institution) by the end of business on February 28, 1998 or the period of time when Pinnacle has received funds from its financing, whichever is earlier. Any amounts not paid by Pinnacle to Encal under the terms of this clause shall, in addition to any other rights available to it, entitle Encal to any of the rights under the terms of this Agreement including set-off from any existing production sold by Encal for Pinnacle (and any other Third Parties if applicable) or any payments by Encal to

          Pinnacle pursuant to the Royalty Procedure and whether such set off rights pertain to this Agreement or any other agreement.

     (3) Encal shall have a lien on all production from joint lands pursuant to the terms of the Operating Procedure against the interest of Pinnacle in and thereto in respect of any amounts owing by Pinnacle to Encal pursuant to this clause 10.

11.  Conventional Evaluation
     -----------------------

     Notwithstanding the use of the SFD Information in evaluating the Exploration Areas, the Parties hereto agree and acknowledge that any Exploratory Prospect (including Existing Exploratory Prospects) evaluated under this Agreement shall have been evaluated using such geological, geophysical, engineering, mapping, seismic and technological data or information, including without limitation the Basic Geophysical Data, available to either Encal or Pinnacle in addition to the SFD Information such that any successes or failures in drilling on an Exploratory Prospect shall be attributed to all of the information and data utilized evaluating and determining the Exploratory Prospect.

12.  Farmin Agreements
     -----------------

     In the event that Petroleum and Natural Gas Rights within an Exploratory Prospect where a first test well is to be drilled are held by Third Parties to this Agreement ("Third Party Lands") and Encal is required to commit to conduct certain obligations, including but not restricted to the drilling of earning wells on the Exploratory Prospect, but excluding any collection of Basic Geophysical Data, (such obligations are collectively referred to as "Obligations") which may be required to earn an interest or the right to earn an interest in the Third Party Lands, Encal may negotiate and enter into agreements with Third Parties ("Farmin Agreements"). In the event that Encal enters into a Farmin Agreement, Encal shall serve written notice to Pinnacle of Encal entering into such Farmin Agreement ("Farmin Notice") including a reasonable estimate of Obligations and an estimate of the timing of the advance of funds. Such notice shall include such recommendations and assessments as Encal deems in its reasonable opinion to be necessary for Pinnacle to evaluate such Obligations. Pinnacle acknowledges that Encal provides no representations or warranties relative to such information, recommendations, assessments, interpretations, or estimates and that Pinnacle will make its own reasonable decision based on such information and other factors. Pinnacle shall then elect by written notice to Encal on or before the expiration of fifteen (15) days from receipt of the Farmin Notice to either:

     (1)  elect to participate in the Obligations; or

     (2)  elect to acquire a gross overriding royalty as set out below.

     Should Pinnacle elect to participate in the Obligations, and if the test well to be drilled upon the Exploratory Prospect is to be drilled on such Third Party Lands, the cost, risk and expense of the Obligations and the benefit and interest earned in the Third Party Lands subject to the Farmin Agreements shall be shared by the Parties in the following proportions:

     Encal       60%
     Pinnacle    40%

     The provisions of clause 19(d) apply mutatis mutandis to the event of non-payment by Pinnacle of the Obligations.

     Should Pinnacle elect to acquire a gross overriding royalty and elect not to participate in the Obligations, Pinnacle and Encal agree to enter into the Royalty Procedure. Pinnacle shall convey to Encal any working interest in the entire Exploratory Prospect and Encal shall re-imburse Pinnacle any land acquisition costs previously paid by Pinnacle. The subject gross overriding royalty will be calculated, based and payable on the resultant interest (if no payout account is established) or the after payout interest (if applicable) of Encal in the subject Farmin Agreement from time to time and with respect to any Crown lands outside of the earning well spacing unit on the Third Party Lands, the royalty as set out in the Royalty Procedure shall apply to such lands and production from wells drilled thereon. For the sake of clarity, a gross overriding royalty will apply to the entire Exploratory Prospect.

     During that period of time prior to Pinnacle's election to participate, Encal shall assist Pinnacle in the review of the Obligations.

     In the event that Pinnacle fails to elect to participate in Obligations within the prescribed time, it shall be conclusively be deemed to be an election not to participate and to remain in an overriding royalty position on all lands and future wells on the Exploratory Prospect.

13.  Development of Proven Prospects
     -------------------------------

     (1) Where Pinnacle is in a working interest, and during the Term of this Agreement, where further wells are proposed in order to fully develop the potential of a drilled and proven Exploratory Prospect (a "Proven Prospect") which wells are located on Joint Lands earned as a result of a Farmin Agreement ("Additional Well") and in which Pinnacle has participated for a working interest, Encal shall serve written notice to Pinnacle in accordance with the terms of the governing operating procedure.

     (2) If Pinnacle participates for a working interest in the first well on an Exploratory Prospect, where further wells may be required to earn Third Party Lands comprising a portion of a Proven Prospect pursuant to a Farmin Agreement or should Encal negotiate and enter into new agreements with Third Parties ("Additional Farmin Agreement") to drill further wells to earn Third Party Lands (such well shall be referred to as the "Additional Earning Well"), Encal shall serve written notice to Pinnacle of the Additional Earning Well ("Earning Well Notice"). Such Earning Well Notice shall include such recommendations and assessments as Encal deems in its reasonable opinion to be necessary for Pinnacle to evaluate such Additional Earning Well including a reasonable estimate of Additional Earning Well costs and an estimate of the timing of the advance of funds. Pinnacle acknowledges that Encal provides no representations or warranties relative to such information, recommendations, assessments, interpretations, or estimates and that Pinnacle will make its own reasonable decision based on such information and other factors. Pinnacle shall then elect by written notice to Encal on or before the expiration of fifteen (15) days from receipt of the Earning Well Notice to either:

          (1)  elect to participate in the Additional Earning Well; or

          (2)  elect not to participate in the Additional Earning Well.

     Should Pinnacle elect to participate in the Additional Earning Well, the cost, risk and expense of the Additional Earning Well and the interest earned in the Third Party Lands subject to the Farmin Agreement or the Additional Farmin Agreement shall be shared by the Parties in the following proportions:

          Encal       60%
          Pinnacle    40%

     Should Pinnacle elect not to participate in the Additional Earning Well, such Third Party Lands being earned by such Additional Earning Well in which Pinnacle is not participating shall not be subject to the terms and conditions of this Agreement and Pinnacle hereby forfeits its entire interest in such Third Party Lands. The cost, risk, expense, any Petroleum and Natural Gas Rights earned, information or benefit derived therefrom shall be for Encal's own account and Pinnacle shall not earn any interest whatsoever whether working interest or overriding royalty in such lands.

     During that period of time prior to Pinnacle's election to participate Encal shall assist Pinnacle in the review of the Additional Earning Well.

     In the event that Pinnacle fails to elect to participate in the Additional Earning Well within the prescribed time, it shall be conclusively be deemed to be an election not to participate in such Additional Earning Well.

14.  Operator
     --------

     (1) Encal is hereby appointed Operator of the EJV and the attached Operating Procedure and agrees that it shall not delegate or assign any of its duties during the Term of this Agreement without the prior consent of Pinnacle, which consent shall not be unreasonably or arbitrarily withheld.

     (2) Encal, as Operator of the EJV (but for sake of clarity, excluding any Excluded Lands), shall make all decisions relating to the management and control of the EJV subject to the terms of this Agreement and the agreement of Pinnacle where expressly required hereunder with Encal's reasonable discretion, which shall be exercised in good faith, in a workmanlike manner, in accordance with good oil and gas field practice, and which shall be final and binding on the Parties, except as otherwise provided in this Agreement. Subject to the foregoing, the Operator shall:

          (1)  explore, develop, manage and operate oil and gas properties;

          (2) subject to the terms and conditions of this Agreement, conduct preparatory exploration, which shall include (but not be limited to subsurface mapping, prospect/play purchases, geophysical field surveys, the collection of Basic Geophysical Data together with the necessary interpretations as may from time to time be necessary);

          (3) select drill sites and arrange for the drilling of the wells thereon and produce and sell Petroleum Substances from the respective accounts of the Parties; it being understood that Encal is not warranting that Petroleum Substances will be sold, only that it shall use its best efforts to market such Petroleum Substances on the same terms and conditions as it markets its own share;

          (4) enter into agreements on behalf of the Parties to the EJV for the drilling, participation, development, pooling, farmin, farmout, unitization, joint venture and production of Petroleum Substances and for the gathering, processing, treating, transportation and sale of same;

          (5) carry insurance, as specified in Clause 311(B) of the Operating Procedure on behalf of the Parties as a charge to the joint account;

          (6) vote as one on behalf of both Encal and Pinnacle in all matters arising from EJV activities;

          (7) give receipts, releases and discharges on behalf of the Parties hereto;

          (8) prior to commencing the drilling of any well, to review the title of the appropriate holder of the Title Document in accordance with industry standards; and

          (9) charge overhead and such other costs recoveries to the Parties as are provided in the Accounting Procedure attached to the Operating Procedure, without duplication.

     (3) Notwithstanding any other clauses of this Agreement, should Pinnacle acquire or shoot seismic for its own account, Pinnacle will be solely responsible for any costs and expenses relative thereto.

15.  Facilities and Marketing
     ------------------------

     (1) Provided a well is capable of production of Petroleum Substances in paying quantities having regard to the costs of facilities and marketing as set out below, Encal shall use its best efforts to promptly cause each of the wells that have been drilled, completed and equipped under this Agreement, to be connected to Encal's or Third Party's facilities. Encal agrees to produce and market Pinnacle's share of Petroleum Substances produced from the wells and, in addition to the provisions of this clause, the provisions of Article VI of the Operating Procedure shall apply thereto. Encal shall not, except for lack of market, shut-in the wells or reduce production rates as will result in such wells producing less than their fair and equitable share of recoverable reserves from any reservoir from which Encal's other wells are producing, to the disadvantage or detriment of Pinnacle.

     (2) With respect to those facilities in which Encal does not have any ownership interest, Pinnacle shall be charged the actual cost for storage, gathering, processing, transporting, treating, compression, absorption or other plant extraction or stabilization of Pinnacle's share of Petroleum Substances.

     (3) With respect to those facilities in which Encal does have an ownership interest and subject to any agreements with Third Parties, Pinnacle shall be charged a reasonable fee sufficient to cover the costs for the storage, gathering, processing, transporting, treating, compression, absorption or other plant extraction or stabilization of Pinnacle's share of Petroleum Substances which fee shall also include a reasonable rate of return on capital investment.

     (4) Notwithstanding the provisions of Article VI, Clause 601 of the Operating Procedure, Pinnacle hereby agrees to dedicate Pinnacle's share of production of Petroleum Substances from the joint lands subject to the Operating Procedure to Encal who shall undertake to market Pinnacle's share of production of Petroleum Substances on the same terms as Encal markets its own share of production, subject to the provisions of Article VI, Clause 604, election "A".

          (1) If at any time during the Term of this Agreement a Party (in this clause called "the Proposing Party") wishes to construct new facilities for the treating, processing, or transportation of Petroleum Substances from the joint lands subject to the Operating Procedure, it shall afford to the other Party an opportunity to participate in such project on an equitable basis. The Proposing Party shall provide to the other Party the background information the Proposing Party deems reasonably necessary for the other Party to evaluate the project and make a decision. The Parties recognize that until a proposal is made it is not possible to determine the terms of such participation, however, each Party agrees that it will act in good faith in carrying out the terms of this clause.

16.  Meetings and Reporting
     ----------------------

     Upon completion of the SFD Survey set out herein and the acceptance and evaluation of the Exploratory Prospects, Encal shall provide Pinnacle with an outline of the wells to be drilled and new facilities to be constructed. It is acknowledged that such outline shall not be binding and may be subject to revision from time to time. At two (2) month intervals thereafter, Encal shall provide outlines for the wells scheduled to be drilled in each successive calendar quarter during the Term. Beyond the Term, the Parties shall consult to determine the most efficient and reasonable method of scheduling further operations.

17.  Incorporation of the Operating Agreement
     ----------------------------------------

     (1) Provided Pinnacle has elected not to be in an overriding royalty position, then the following clauses of Schedule "C" ("Operating Procedure") shall apply, mutatis mutandis, to this Agreement and to all operations as between Encal and Pinnacle for such wells drilled thereunder. Where the terms of this Agreement and the Operating Procedure conflict, the terms of this Agreement shall prevail. Where the Operating

          Procedure makes reference to "Operator" the word "Encal" is substituted and similarly, "Joint Operator" is substituted by "Pinnacle" and "this Operating Procedure" is substituted by "this Agreement".

          304     Proper Practices in Operations
          305     Books, Records and Accounts
          306     Protection from Liens
          307     Joint-Operator's Rights of Access
          308     Surface Rights
          309(a)  Maintenance of Title Documents
          311     Insurance
          501     Accounting Procedure
          701     Pre-Commencement Information (excluding 701(a))
          702     Drilling Information and Privileges of Joint-Operators
          703     Logging and Testing Information to Joint-Operators
          704     Completion and Production Information to Joint-Operators
          705     Well Information Subsequent to Completion
          706     Data Supplied in Accordance with Industry Standards
          801     Velocity Surveys and Other Geophysical Tests
                  ARTICLE 11  Quit Claim
                  1601  Definition of Force Majeure
                  1602  Suspension of Obligation Due to Force Majeure
                  1603  Obligation to Remedy
                  1604  Exception for Lack of Finances
                  1801  Information to be Kept Confidential

     (2) Subject to the terms of this Agreement and to subclause (c) below, the Operating Procedure shall apply to operations conducted in respect of the exploration, development and maintenance of any lands, between and among Pinnacle and Encal hereto.

     (3) In the event that Encal and Pinnacle are parties to an existing agreement involving Third Parties ("Third Party Agreement") and to the extent the Third Party Agreement conflicts with the Operating Procedure, the Third Party Agreement terms and conditions shall prevail as between Encal and Pinnacle.

18.  Indemnification
     ---------------

     (1) The Parties hereto shall, in proportion to their respective participating interests in the EJV, hereby indemnify and hold harmless the Operator from and against any and all actions, suits, claims and demands made by any person or persons whomsoever, in respect of any loss, injury, damage or obligation to compensate arising out of or in any way connected with the carrying out by the Operator of its duties and obligations in accordance with the provisions of this Agreement, except when the Operator is found to be grossly negligent, and excepting the collection of Basic Geophysical Data.

     (2) Pinnacle indemnifies Encal against any and all Losses which may be incurred or suffered by Encal or which may be sustained, paid or incurred by reason of or in any way attributable to the operations carried on in respect of the SFD Survey by Pinnacle, its servants, agents or employees under this Agreement. However, notwithstanding any other clauses of this Agreement, Pinnacle does not represent and warrant the accuracy or reliability of the SFD Data and SFD Information and Encal agrees that it is in part relying on the same based upon its own evaluation of the same.

     (3) Encal indemnifies Pinnacle against any and all Losses which may be incurred or suffered by Pinnacle or which may be sustained, paid or incurred by reason of or in any way attributable to the operations carried on in respect of the Basic Geophysical Data by Encal, its servants, agents or employees under this Agreement. However, notwithstanding any other clauses of this Agreement, Encal does not represent or warrant the accuracy or reliability of the conventional oil and gas industry evaluation any analysis date including the Basic Geophysical Data and Pinnacle agrees that it is in part relying on the same based upon its own evaluation of the same.

     (4) Pinnacle and each of the Affiliates jointly and severally indemnifies Encal against any and all Losses which may be incurred or suffered by Encal or which may be sustained, paid or incurred by reason of or in any way attributable to the breach of one or more of the representations, warranties or covenants made by Pinnacle and each of the Affiliates under this Agreement, whether such a breach occurs prior to or during the Term of this Agreement, or as a result of Pinnacle or the Affiliates suffering an adverse loss to their rights in and to the SFD Technology and SFD Data as a result of or arising out of the Action, such an indemnity to continue for a period of five
          (5) years following the Term of this Agreement.

19.  Default and Termination
     -----------------------

     (1) If either Party fails to perform any obligation required to be performed hereunder, the non-defaulting Party may give the defaulting Party notice to remedy the default, and if the defaulting Party does not commence to remedy the default within thirty (30) days after receiving the notice and proceed diligently and continuously to remedy it, the non-defaulting Party may by notice to defaulting Party in writing terminate this Agreement.

     (2) If, as a result of the Action or any breach of the representations, warranties and covenants contained herein, whether such a breach is the result of the actions of Pinnacle or any of the Affiliates, or if Pinnacle or any of the Affiliates is no longer entitled to the ownership of SFD Technology and the right to utilize the SFD Technology is granted to any other person other than as provided in clause 5(a), Encal may terminate this Agreement by providing written notice of same to Pinnacle.

     (3) In the event that this Agreement is terminated as provided in this clause, any lands owned jointly by the Parties hereto shall continue to be governed by the Operating Procedure or applicable Third Party Agreement.

     (4) Subject to clause 10 hereof, should Pinnacle fail to pay its proportionate share of any cash calls or authorities for expenditure issued and delivered by Encal to Pinnacle in relation to a test well, or any other operations on an Exploratory Prospect, then, at the option of Encal, Encal may treat the non-payment as a lien on production in favour of Encal pursuant to the applicable operating procedure or may elect to treat the non-paid amount and any applicable interest thereunder as a debt due and owing from Pinnacle to Encal which may be collected by Encal in accordance with any provisions of law or equity and, Encal shall have the right to set-off the subject debt and any interest or penalty amounts owing against any other amounts payable or paid by Pinnacle to Encal including any production on any other lands under the terms of this Agreement or any amounts payable under a Royalty Agreement, or under the terms of the Operating Procedure applicable to any such lands.

     (5) Should Encal fail to pay its proportionate share of any cash calls or authorities for expenditure in relation to a test well, or any other operations on any Exploratory Prospect, then, at the option of Pinnacle, Pinnacle may treat the non-payment as a lien on production in favour of Pinnacle pursuant to the applicable operating procedure or may elect to treat the non-paid amount and any applicable interest thereunder as a debt due and owing from Encal to Pinnacle which may be collected by Pinnacle in accordance with any provisions of law or equity and, Pinnacle shall have the right to set-off the subject debt and any interest or penalty amounts owing against any other amounts paid by Encal to Pinnacle including any production on any other lands under the terms of this Agreement or any amounts payable under a Royalty Agreement, or under the terms of the Operating Procedure applicable to any such lands.

20.  Transfer
     --------

     Each Party shall not transfer this Agreement or any interest, right or obligation under this Agreement, or any joint lands operated under the Operating Procedure except in accordance with the provisions of Clause 2401 (B) of the Operating Procedure, provided that for the purpose of Clause 2401 (B) of the Operating Procedure, Affiliates may include a limited partnership where Pinnacle or Pinnacle Oil Canada Ltd. or an Affiliate is the general partner of such partnership. Any assignment of interest shall be in accordance with the Assignment Procedure attached as Schedule "C" hereto.

     Notwithstanding any assignment made by Pinnacle to an Affiliate, during the Term of this Agreement, Encal need only look to Pinnacle for performance of the duties and obligations of Pinnacle pursuant to this Agreement.

21.  Area of Mutual Interest
     -----------------------

     (1) In this clause the expression "AMI Lands" means any Petroleum And Natural Gas Rights, or either of them, which are laterally and/or diagonally within one (1) mile of the lands encompassing any Exploratory Prospect, other than Excluded Lands and lands acquired by Encal alone (i.e. not subject to any obligation to provide an interest to a Third Party) pursuant to clause 13(b).

     (2) On an Exploratory Prospect by Exploratory Prospect basis, the provisions of this clause relating to the acquisition of any AMI Lands shall:

          (1) for AMI Lands not encompassing the Exploratory Prospect, be effective for that period commencing on the date of acceptance, in writing, by Encal of an Exploratory Prospect and terminating one (1) year thereafter, and;

          (2) for AMI Lands encompassing the Exploratory Prospect, be effective for the Term and one (1) year thereafter.

     (3) Crown Lands") and if one of the Parties desires to acquire an interest in the New Crown Lands, the Parties shall consult at least forty-eight
          (48) hours prior to the final hour at which bids are accepted for the sale of the New Crown Lands for the purpose of attempting to reach an agreeable bid price. If, after consultation between the Parties, agreement is reached, to bid jointly on the New Crown Lands, Encal shall submit the bid on behalf of the Parties and if the New Crown lands are acquired, they shall be paid for, owned and held by the acquiring Parties in the following interests ("Participating Interests"):

          (1) if an initial test well has been drilled on an Exploratory Prospect or is being drilled pursuant to clause 12 and Pinnacle participates, subject to any Third Party participation:

                    Encal     60%
                    Pinnacle  40%; or

          (2) in all other cases where Pinnacle participates, subject to any Third Party participation:

                    Encal     55%
                    Pinnacle  45%

     (4) Subject to Sub-clause (e), if agreement is not reached as to a bid price, then the New Crown Lands so acquired shall be paid for, owned and held by the Party acquiring the New Crown Lands.

     (5) If, after any consultation at which an agreed bid price is not reached by all Parties, any Party acquires the New Crown Lands at a price which differs by more than five percent [5%] from the price it was prepared to agree to for acquisition, or if a Party acquires the New Crown Lands without consulting with the other Party or without disclosing the price it was prepared to pay for the acquisition, the acquiring Party shall immediately give notice to the other Party setting forth the consideration paid. Any Party receiving the notice shall have the right for a period expiring ten (10) days from the receipt of the notice to elect to acquire its Participating Interest in the New Crown Lands acquired by paying to the acquiring Party its proportionate share of the acquisition costs. If this right is exercised, the New Crown Lands shall be held and owned by the Parties acquiring and the Parties electing to acquire their proportionate interest in the proportion that their respective Participating Interests bear one to the other as set forth in Sub-clause (b)(i) or
          (b)(ii), whichever is applicable. The interest acquired shall be held by the acquiring Party on behalf of all Parties until the expiry of the ten (10) day period.

     (6) On acquisition of AMI Lands by more than one Party, if the AMI Lands are not already subject to an agreement that provides for their joint operation, an agreement in the form of the Operating Procedure shall be deemed immediately to become effective to govern the relationship among the Parties and to provide for the maintenance and operation of the AMI Lands. Encal shall be the Operator unless Encal does not acquire an interest in the AMI Lands, in which event the Parties who have acquired an interest shall appoint an operator in the manner provided for the appointment of a new operator in the Operating Procedure.

     (7) Provided that both Encal and Pinnacle acquire their Participating Interests in the AMI Lands, any wells drilled on the AMI Lands, except any test well, shall be deemed Additional Wells under this Agreement and, as such, the provisions of clause 13(a) shall apply mutandis mutatis to such Additional Well.

     (8) A Party submitting a bid under the provisions of this clause shall comply with all combines and anti-competition laws and shall make known to the person calling for or requesting the bids or tenders at or before their time when any bid or tender is made, the names of all Parties who have agreed to submit a bid or tender.

     (9) If any Party acquires an interest (or the right to acquire an interest) in any lands other than New Crown Lands as provided in Sub-clause (c) above or Petroleum and Natural Gas Rights as set forth in clauses 12 or 13(b) and fifty percent (50%) or more (by surface area and title document) of the lands so acquired are situated within the Area of Mutual Interest, the acquiring Party shall notify the other Party thereof within fifteen (15) days of the acquisition, detailing the consideration paid or payable therefor and the obligations undertaken by the acquiring Party with respect to the said acquisition. The other Party shall have ten (10) days from receipt of the notice of acquisition within which to elect to participate in the said acquisition to the extent of the percentage interest set forth opposite its name in Sub-clause (c)(i) or (c)(ii) above, which ever is applicable, by paying to the acquiring Party pursuant to the said acquisition.

22.  Exclusions to the EJV
     ---------------------

     Notwithstanding anything contained herein, the following Petroleum and Natural Gas Rights, lands, tangibles and associated interests of Encal or any of its Affiliates (as defined in the Business Corporations Act) or any trust or
                                  -------------------------
partnerships where a Encal is a party (such affiliates being determined at the time of a selection of a new Exploration Area) are specifically excluded from this Agreement to the extent they are not acquired as a result of SFD Data, SFD Information and SFD Anomalies reviewed by Encal (the "Excluded Lands"):

     (1) the acquisition of any interest in lands, Petroleum Substances, corporations, partnerships, affiliates or other legal entities as such by the purchase of an equity interest therein or merger and amalgamation therewith and any duties, obligations or acquisitions resulting therefrom where the AMI Lands are not the primary purpose of the acquisition;

     (2) any interests in any lands or Petroleum and Natural Gas Rights presently held by Encal and its joint operators either having reserves which have been proven, probable or capable of any production of Petroleum Substances whatsoever including any lands or possible Petroleum and Natural Gas Rights;

     (3) the purchase of any oil and gas reserves (whether proven or probable reserves) unless subsequently deemed included by mutual agreement of the Parties;

     (4) any lands and Petroleum and Natural Gas Rights where Encal has conducted technical or analysis work and is pursuing the acquisition of such lands and Petroleum and Natural Gas Rights without reliance upon SFD Data;

     (5) any other lands, Petroleum and Natural Gas Rights, tangibles and associated interests in which Encal has an interest or has a right to acquire an interest and which are not made a part of this Agreement in accordance with the terms and conditions hereof.

23.  Notices
     -------

     (1) The addresses for service and the fax numbers of the Parties shall be as follows:

          Encal -        Encal Energy Ltd.
               1800, 421 - 7th Avenue S.W.
               Calgary, Alberta
               T2P 4K9
               Attention: Manager, Land
               ------------------------
               Fax: (403) 266-6648


          Pinnacle -
               Pinnacle Oil International Inc.
               54 Patterson Close S.W.
               Calgary, Alberta
               T3H 3K2

               Attention: President
               --------------------

               Fax: (403) 686-4199

          Affiliates -
               Pinnacle Oil Inc.
               54 Patterson Close S.W.
               Calgary, Alberta
               T3H 3K2
               Attention: President
               --------------------
               Fax: (403) 686-4199

               Dirk R. Stinson
               54 Patterson Close S.W.
               Calgary, Alberta
               T3H 3K2

               Attention: President
               --------------------
               Fax: (403) 686-4199

               Pinnacle Oil Canada Ltd.
               54 Patterson Close S.W.
               Calgary, Alberta
               T3H 3K2

               Attention: President
               --------------------
               Fax: (403) 686-4199

               Momentum Resources Ltd.
               54 Patterson Close S.W.
               Calgary, Alberta
               T3H 3K2

               Attention: President
               --------------------
               Fax: (403) 686-4199

               George Liszicasz
               54 Patterson Close S.W.
               Calgary, Alberta
               T3H 3K2

               Attention: President
               --------------------
               Fax: (403) 686-4199
     (2) All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

          (1) by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

          (2) by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted with answer back received; or

          (3) except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the fifth (5) business day following the date of mailing.

     (3) A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

24.  Miscellaneous
     -------------

     (1) Each Party shall perform the acts and execute and deliver the deeds and documents and give the assurances as shall be reasonably required in order fully to perform and carry out and give effect to the terms of this Agreement.

     (2) A waiver of any breach of a provision of this Agreement shall not be binding on any Party unless the waiver is in writing and the waiver shall not affect the Party's rights with respect to any other or future breach.

     (3) All terms and provisions of this Agreement shall run with and be binding on the lands referred to during the Term of this Agreement.

     (4)  Time is of the essence in this Agreement.

     (5) This Agreement shall enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators, successors and assigns.

     (6) The terms of this Agreement express and constitute the entire agreement between the Parties and no implied covenant or liability of any kind is created or shall arise by reason of these presents or anything in this Agreement contained.

     (7) This Agreement supersedes and replaces all previous agreements, whether written or oral, memoranda or correspondence between the Parties with respect to the subject matter of this Agreement.

     (8) Wherever in this Agreement the singular number or masculine gender occurs, the same shall be respectively construed as the plural or neutral, and vice versa, as the context or reference may require.

     (9) All schedules attached to this Agreement are incorporated by reference as though contained in the body of it. Wherever any term or conditions, expressed or implied, of any schedule conflicts or is at a variance with any term or condition of this Agreement, the term or condition of this Agreement shall prevail.

     (10) During the Term, Pinnacle and the Affiliates agree not to actively solicit the employment or consulting contracts of Encal's employees or consultants.

     (11) The headings of all clauses in this Agreement are inserted for convenience of reference only and shall not affect the construction of it.

     (12) The terms of this Agreement shall be governed exclusively by the law in force from time to time in the Province of Alberta and the Parties hereto agree to submit to the jurisdiction of the Courts of the Province of Alberta in respect of any claims, actions or proceedings resulting from this Agreement.

     (13) Notwithstanding anything elsewhere herein contained, the right of a Party to acquire any interest in any lands or Petroleum and Natural Gas Rights from another Party shall not extend beyond twenty one (21) years after the lifetime of the last survivor of the lawful descendants now living of Her Majesty Queen Elizabeth II.

     (14) This Agreement may be executed in counterpart and the executed counterparts shall constitute one agreement.

     (15) Any confidentiality terms and conditions provided by a Party hereunder shall always be subject to the right of that Party to disclose confidential information to the extent required by law including securities laws applicable to such Party

     IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

----------------------------            -------------------------------
ENCAL ENERGY LTD.                       PINNACLE OIL INTERNATIONAL INC.


Per:   /s/ James D. Reimer              Per:   /s/ R. Dirk Stinson
       -------------------                     -------------------

Per:                                    Per:
----------------------------            -------------------------------
PINNACLE OIL INC.                       MOMENTUM RESOURCES LTD.


Per:   /s/ R. Dirk Stinson              Per:   /s/ R. Dirk Stinson
       -------------------                     -------------------

Per:                                    Per:
----------------------------            -------------------------------


PINNACLE OIL CANADA LTD.                Witness


Per:   /s/ R. Dirk Stinson              GEORGE LISZICASZ
       -------------------

Per:                                    Witness

                                        DIRK R. STINSON      /s/ R. Dirk Stinson
                                        ----------------------------------------